Exhibit 99(n)(i)
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                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------


We hereby consent to the use in this Registration Statement on Form N-2 of our report dated February 15, 2002, relating to the financial statements and financial highlights of The Gabelli Convertible and Income Securities Fund, Inc. (formerly The Gabelli Convertible Securities Fund, Inc.) which appears in the December 31, 2001 Annual Report to Shareholders of The Gabelli Convertible and Income Securities Funds, Inc. which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Counsel and Independent Accountants" and "Financial Statements" in such Registration Statement.




PricewaterhouseCoopers LLP
New York, New York
November 5, 2002